Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2004 THIRD QUARTER FINANCIAL RESULTS

Pasadena, California, November 9, 2004 - AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $0.10 million, or $0.01 per share basic and diluted, for the three months ended September 30, 2004, compared with a net loss of $0.16 million, or $0.01 per share basic and diluted, for the three months ended September 30, 2003. For the nine months ended September 30, 2004, the net loss was $0.56 million, or $0.03 per share basic and diluted, compared with net income of $0.74 million, or $0.04 per share basic and diluted for the same period in 2003. Results for the nine months ended September 30, 2003 reflect receipt of the final payment in March 2003 from a subsidiary of Elan Corporation plc for its purchase of AutoImmune’s rights to certain patent applications. As of September 30, 2004, the Company reported $10.1 million in cash and marketable securities as compared to $10.7 million in cash and marketable securities as of December 31, 2003.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “The Company’s licensees made progress during the third quarter with their efforts to develop products using AutoImmune technology, and our joint venture for the manufacture, marketing and sale of Colloral® as a nutritional supplement continued exploration of various alternatives to expand sales.” Under the currently applicable accounting model, AutoImmune will begin to recognize income from the joint venture when profits exceed cumulative start-up costs.

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for secondary progressive multiple sclerosis, should it reach the market. On October 27, 2004, BioMS announced that enrollment of patients is targeted to commence soon at a number of sites for its Phase II/III human clinical trial of MBP8298.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. Teva has started a new human clinical study looking at two different doses of on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis. The oral formulation utilizes the intellectual property rights licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

- Financial Chart Follows -

AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
Revenue	$25,000	$33,000	$1,415,000	$93,000

Costs and expenses:
Research and development	70,000	55,000	241,000	259,000
General and administrative	114,000	109,000	508,000	494,000

Total costs and expenses	184,000	164,000	749,000	753,000

Interest income	29,000	35,000	95,000	96,000
Equity in net loss of unconsolidated affiliate	(25,000)	—	(25,000)	—

	4,000	35,000	70,000	96,000

Net income (loss)	$(155,000)	$(96,000)	$736,000	$(564,000)

Net income (loss) per share - basic	$(0.01)	$(0.01)	$0.04	$(0.03)

Net income (loss) per share - diluted	$(0.01)	$(0.01)	$0.04	$(0.03)

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	17,242,475	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2003	September 30, 2004
Cash and marketable securities	$10,744,000	$10,134,000
Other current assets	35,000	90,000

Total assets	$10,779,000	$10,224,000

Current liabilities	$84,000	$101,000
Total stockholders’ equity	10,695,000	10,123,000

Total liabilities and equity	$10,779,000	$10,224,000